EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

LANGER, INC.

(Under Section 242 of the General Corporation Law)

The undersigned, Kathleen P. Bloch, hereby certifies that:

1.           She is the Vice President, Chief Operating Officer and Chief Financial Officer of Langer, Inc.,  a Delaware corporation (the “Corporation”), the Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on May 13,  2002  (the “Certificate of Incorporation”).

2.           Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is PC Group, Inc.”

3.           Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, of which Two Hundred Fifty Thousand (250,000) shares shall be preferred stock, $1.00 par value per share (hereinafter referred to as “Preferred Stock”), and of which Twenty Four Million Seven Hundred Fifty Thousand (24,750,000) shares shall be common stock, $0.02 par value per share. There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.”

4.           This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on this 23rd day of July, 2009.

LANGER, INC.

By:	/s/ Kathleen P. Bloch
Name: Kathleen P. Bloch
Title: Vice President, Chief Operating Officer and Chief Financial Officer